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                                                                       Exhibit A


     Each of Kathleen Margaret Dolan, Marianne Dolan Weber, Deborah Dolan-Sweeney and Paul J. Dolan is currently a trustee (a "Trustee" and together, the "Trustees") for each of the Trusts, which as of December 31, 2001 beneficially own in the aggregate, either directly or indirectly through their membership interests in Dolan Family LLC, 5,054,280 shares of Cablevision Class B Common Stock, par value $.01 per share, of the Issuer (the "Cablevision Class B Common Stock") and 2,527,140 shares of Rainbow Media Group Class B Common Stock, par value $.01 per share, of the Issuer (the "Rainbow Media Group Class B Common Stock"). Cablevision Class B Common Stock is convertible at the option of the holder thereof, share for share into Cablevision Class A Common Stock, par value $.01 per share, of the Issuer (the "Cablevision Class A Common Stock"), and Rainbow Media Group Class B Common Stock is convertible at the option of the holder thereof, share for share into Rainbow Media Group Class A Common Stock, par value $.01 per share, of the Issuer. As a Trustee of the Trusts, each of the Trustees has the shared power to vote and dispose of all shares held by the Trusts and Dolan Family LLC. Under certain rules of the Securities and Exchange Commission, so long as the Trustees retain such powers, they are deemed to have beneficial ownership thereof for purposes of Schedule 13G reporting.

     The following table lists each Trust's name and the name of its beneficiary or description of its beneficiary class.


Name of Trust                 Beneficiary
-------------                 -----------

Dolan Descendants Trust       All descendants of Charles F. Dolan living at any
                              time and from time to time.

Dolan Progeny Trust           All children of Charles F. Dolan living at any
                              time and from time to time.

Dolan Grandchildren Trust     All children and grandchildren of Charles F. Dolan
                              living at any time and from time to time.

Dolan Spouse Trust            All descendants of Charles F. Dolan living at any
                              time and from time to time and their spouses.


     Pursuant to the provisions of the agreements governing the Trusts, the economic interest in the shares of the Issuer owned by each Trust is held by such Trust's beneficiary class. For each Trust, distributions of income and principal can be made in the discretion of the non-beneficiary Trustee (in each case, Paul J. Dolan) to any one or more of the members of such Trust's beneficiary class.

     Each of Kathleen Margaret Dolan, Marianne Dolan Weber and Deborah Dolan-Sweeney (each a "Current Beneficiary") is a beneficiary of, respectively, the DC Kathleen Trust, the DC Marianne Trust and the DC Deborah Trust (together, the "DC Trusts"), which own in the aggregate 3,602,068 shares of Cablevision Class B Common Stock and 1,801,034 shares of Rainbow Media Group Class B Common Stock. For each of the DC Trusts, distributions of income and principal can be made in the discretion of the non-beneficiary trustee to the Current Beneficiary. The Current Beneficiary has the power during his or her life to appoint all or part of his or her DC Trust to or for the benefit of one or more of her descendants.

     The following table lists each DC Trust's name and the name of its beneficiary or description of its beneficiary class.

Name of Trust                 Beneficiary
-------------                 -----------

DC Kathleen Trust             Kathleen Margaret Dolan


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Name of Trust                 Beneficiary
-------------                 -----------

DC Marianne Trust             Marianne Dolan Weber

DC Deborah Trust              Deborah Dolan-Sweeney



     Beneficiaries of any DC Trust can be said to have only a contingent economic interest in the securities of the Issuer held by such DC Trust because the non-beneficiary trustee thereof has the sole discretion to distribute or accumulate the income from each DC Trust and the sole discretion to distribute the principal of each DC Trust to the beneficiary of such DC.

     Paul J. Dolan is also the non-beneficiary trustee of the DC James Trust and the DC Kathleen Trust, which own in the aggregate 2,424,928 shares of Cablevision Class B Common Stock and 1,212,464 shares of Rainbow Media Group Class B Common Stock.

     The Dolan Family LLC has entered into a contractual arrangement with an unaffiliated third party whereby such third party has the right to receive distributions on certain shares of Cablevision Class B Common Stock and Rainbow Media Group Class B Common Stock held by Dolan Family LLC. Such shares do not represent, in the aggregate, more than 5% of the Cablevision Class A Common Stock or the Rainbow Media Group Class B Common Stock.


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